Exhibit 99.1

GREENBACKER RENEWABLE ENERGY COMPANYSM 230 Park Ave, Suite 1560 New York, NY 10169 www.greenbackercapital.com

September 27, 2023

Dear Greenbacker Shareholder,

We are writing to share an update regarding our plans for Greenbacker Renewable Energy Company LLC (“Greenbacker,” “GREC,” or the “Company”) over the course of the next 12–18 months, as we continue to work to empower a sustainable world together. In this letter, we will discuss:

●	Recent Company Milestones and Opportunities Going Forward

●	Suspension of the Share Repurchase Program

●	Where We Stand Today

●	The Power of Repowers

●	Improving Operational Efficiency

●	Other Capital Raising Activities

We also want to thank you for your steadfast support as we have grown the Greenbacker business over the past ten years—which we believe is at an important inflection point.

Recent Company Milestones and Opportunities Going Forward

As you may recall, over the past year and a half, the Company reached two important milestones: (1) in March of 2022, the Company closed its offering of common shares after raising approximately $1.6 billion, and (2) in May of 2022, the Company completed a management internalization (the “Internalization”) pursuant to which it acquired its external advisor, Greenbacker Capital Management LLC (“GCM”).

The Internalization resulted in the Company operating as a fully integrated and internally managed company with two business lines: 1) an independent power producer, and utility-like business segment that constructs, owns, and operates over 450 renewable energy power projects;1 and 2) a funds management platform that generates management and performance fees through advising several sustainability-focused funds devoted to infrastructure, private equity, and, in the near future, real estate investments. As of June 30, 2023, GREC had approximately $3.3 billion in AUM2 and GCM served as the investment manager to four funds in the sustainable infrastructure and renewable energy asset class.

We view the Company as well positioned to take advantage of a range of strategic opportunities within the capital markets—opportunities that we expect will allow us to continue accelerating growth, improving operational efficiency, enhancing returns to our shareholders over time, and increasing the value of the Greenbacker platform.

Capital market conditions became more challenging over the past year, mostly driven by rapid hikes in interest rates, which continue to negatively impact real asset owners. However, Greenbacker management and its advisors believe that market conditions are showing signs of improvement and we are evaluating a number of potential capital raising opportunities for the Company. The Company has engaged two investment banks to assist it with an institutional capital raise or other capital markets transaction, which will provide the Company with resources to complete and optimize its portfolio while preparing for the future. While no one can ever predict exactly how markets will move, we want to continue to position the Company to take full advantage of improvements we see in the market backdrop.

Suspension of the Share Repurchase Program

On September 23, 2023, our board of directors (the “Board”) approved the suspension of the Company’s Share Repurchase Program (“SRP”). We believe that this step is in the best interests of the Company and our shareholders. As discussed in more detail below, this step will allow us to devote more of our operational cash flow and financing dollars into converting pre-operational projects into operational projects and to increase Greenbacker’s pre-operational pipeline, which will allow us to provide visibility to the market as to how we will continue to grow earnings before interest, taxes, depreciation, and amortization (“EBITDA”) into the future. We believe that the Company will be much better off if, at least during the current period, we are not required to plan for and address periodic and potentially large cash outflows from our business. We believe we can create substantially more value for our shareholders if cash that would otherwise need to be set aside to fund share repurchases is available to invest in the growth of our projects.

All share repurchase requests received for the third quarter of 2023 and beyond—aside from with respect to death, qualifying disability, or a determination of incompetence—will not be honored, paid, or deemed valid. Requests will be cancelled with the ability to resubmit at such time, if any, the Board reinstates the SRP.

At this time, the Company is keeping in place its current distribution policy and investors will continue to receive monthly distributions.3

Where We Stand Today

We have built what we believe to be one of the largest and best sited renewable energy portfolios in the country, and we continue to see significant growth in our fleet of clean energy assets, both in our operating portfolio and—importantly—our pre-operational project pipeline. Our pre-operational assets, in particular, are set to provide meaningful value for our shareholders over time, as we complete construction on these projects and they begin generating clean energy revenue.

As of June 30, 2023, GREC’s portfolio comprised 457 projects representing 1,386 MW of operational assets and a significantly larger pipeline of nearly 2 GW of pre-operational assets. Further details regarding both the increase in Greenbacker’s MW under operation as we moved pre-operational assets into service, and the year-over-year expansion of our fleet’s total project count and clean energy capacity, are set out in Table 1.

Table 1: Year-over-year growth in GREC’s operating and pre-operational portfolios

As of June 30, 2023.

	2Q 2022	2Q 2023
Operating assets (#)	307	349
Operating assets (MW)	1,218	1,386
Pre-operational assets (#)	118	108
Pre-operational assets (MW)	1,637	1,976
Total assets (#)	425	457

Assets include solar, wind, biomass, battery storage, and energy efficiency projects.

We believe that completing construction of this extensive pipeline of pre-operational assets will enable the Company to grow both revenue and EBITDA on a predictable basis over the next three to four years. EBITDA growth is a particularly important metric to prescribe value to public companies, both within our asset class and more broadly.

While pre-operational assets represent a near-term drag on our revenues and earnings given that they do not generate revenue until they are placed into service, once these projects start producing power, we expect they will generate considerably higher asset-level returns than if we had acquired fully operational projects, which are typically transacted in a much more competitive market. While certain of our renewable energy projects may generate revenues through the sale of renewable energy credits or other ancillary services, our projects’ primary revenue source is their production of electricity, which is then sold pursuant to our long-term power purchase agreements (“PPAs”) that begin after pre-operating assets are placed into service.

Over the past year, we have placed 168 MW of assets into operation, contributing to a significant year-over-year increase in our fleet’s clean energy production, as illustrated in Table 2 (below), and thus the amount of potential revenue from our PPAs.

Table 2: Year-over-year increase in GREC’s power production

	2Q 2022	2Q 2023	Change (%)
Total energy produced (MWh)	656,125	765,532	17%
YTD total energy produced at end of period (MWh)	1,161,792	1,341,887	16%
Operating assets (MW)	1,218	1,386	14%

Additionally, as our pre-operational assets become operational, we benefit from the full length of the contracted cash flow compared to operational asset acquisitions made later in their useful life. Acquiring pre-operational assets also allows us to take advantage of several key elements of the current market: 1) higher electricity prices; and 2) enhanced tax benefits associated with the Inflation Reduction Act (“IRA”), which, in addition to providing long-term certainty that the Investment Tax Credit (“ITC”) and Production Tax Credit will remain at 30%, also provides a variety of supplementary benefits that provide additional tax credits from the use of domestic content in our projects and from our compliance with prevailing wage labor rules.

At the end of the second quarter of 2023, we owned 3,362 MW of renewable energy assets, approximately 41% operational and 59% pre-operational. Over the next three years, we intend to construct and place into service every pre-operational asset we own today—a decision we expect will generate extensive growth in Company revenues and EBITDA, but one which will require us to have access to considerable amounts of capital. Our estimated timeline for putting our current pre-operational pipeline in service can be seen in Table 3, below.

Importantly, all these pre-operational projects have long-term contracts to sell power to credit-worthy counterparties and are expected to be placed into service on a rolling basis through the first quarter of 2027. Once these assets are fully operational, it is estimated they will generate enough electricity to power between 300,000 and 400,000 homes4 each year—approximately enough to power Cleveland or Saint Louis—significantly increasing revenue to the Company through the contracted sale of electricity.

Table 3: All pre-operational projects set to be placed in service by 2027

	Operating	Pre-Operating	Total
2Q 2023	1,386	1,976	3,362
2Q 2024	1,786	1,576	3,362
2Q 2025	2,311	1,051	3,362
2Q 2026	2,502	860	3,362
1Q 2027	3,362	-	3,362

The Power of Repowers

Along with our plan to bring a significant number of pre-operational assets into commercial operation, we are engaged in other initiatives to increase the value of our portfolio of existing operational assets. Renewable energy asset valuations are considered long-term, but depreciating, assets. That is because many valuation models used by the market assume that renewables projects, like other power generating assets, have a finite useful life, generally 35–40 years for solar and 30–35 years for wind. However, due to efficiency gains in newer technologies, and the desire to maintain or increase renewable energy capacity nationwide, it is often easier and more cost effective to keep an existing facility operational than to bring a new one online.

To that end, we are working on “repowering” some of our solar and wind assets, a process that involves replacing older solar modules or wind turbines with newer, more efficient equipment and technology. Repowering can enable a project to operate for decades longer than the 30–40 years of estimated useful life, while also significantly increasing power production on site and, thus, the amount of revenue Greenbacker can generate from the asset.

Along with extending the life of an asset and increasing its generation capacity, these project upgrades can also benefit from new tax credits under the IRA, highlighting the significant tailwinds we believe the legislation provides for the industry and the Company. Repowers can qualify for the 30% ITC, as well as the additional 10% domestic content adder, making the financing of the repowers attractive to project owners such as GREC. We have already identified and acted on a number of repower opportunities across our wind portfolio, including at our CWS (31 MW), Hawkeye (38 MW), and Elk (43 MW) projects in our midwestern fleet, and we have also recently commenced the exercise on our largest wind asset, the 55 MW Howard wind project in New York.

Improving Operational Efficiency

In addition to the business initiatives set forth above, we will continue to utilize project financing through a combination of tax equity and debt to help us complete our pre-operational projects.

While maintaining an extensive network of ongoing financing relationships with a number of leading global institutions, we are also continuing to build new relationships so that we can expand our capabilities and limit our risk exposure. These relationships both contribute to more efficient transactions and position us well to execute on financing across all areas of our business.

One example of a recent financing with an ongoing Greenbacker partner is the $75 million credit facility we closed in August with Wells Fargo—with the potential to increase it to $250 million—to support construction and operation of our clean energy project fleet. This financing is one of many that are currently in process.

Finally, while we are continuing to focus on growth, we are also considering a number of important steps to improve our operational efficiency:

1.	Optimize our portfolio by selling select renewable energy assets that no longer fit as well into our overall investment thesis, and then recycle the capital into new initiatives.

2.	Enhance our construction capabilities, allowing us to focus on improving project completion timelines.

3.	Utilize unique software capabilities, enabling us to improve uptime and output at our projects.

4.	Review business processes and benchmark our expenses against other service providers, with the goal of lowering costs via automation and economies of scale.

5.	Outsource certain non-mission critical functions to take advantage of opportunities to allocate more in-house focus to value-add functions.

Other Capital Raising Activities

We are looking to take advantage of current opportunities in the capital markets in areas where we see conditions improving. In this regard, we are evaluating a range of other capital raising options aimed at assisting us with executing our business plan discussed throughout this letter and enhancing shareholder value.

This emphasis on exploring a range of capital raising options underscores our commitment to considering all possible avenues to maximize shareholder returns, optimize Greenbacker’s operations, capitalize on growth opportunities, and act in the best interests of our shareholders, counterparties, and communities.

Thank you again for your investment and your continued support of Greenbacker’s mission to empower a sustainable world by connecting individuals and institutions with investments in clean energy.

Sincerely,

Charles Wheeler

Chief Executive Officer

Greenbacker Renewable Energy Company LLC

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in its expectations.

1  Total assets and megawatts statistics include those projects where the Company has contracted for the acquisition of the project pursuant to a Membership Interest Purchase Agreement (“MIPA”). The financial and portfolio metrics set forth herein are unaudited and subject to change.

2  Total AUM includes GREC and GCM’s managed funds. AUM represents the underlying fair value of investments, determined generally in accordance with ASC 820, cash and cash equivalents and project level debt. These figures are unaudited and subject to change.

3  There is no assurance GREC will pay distributions in any particular amount, if at all. Any distributions will be at the discretion of the board of directors. GREC may fund distributions entirely from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, or offering proceeds.

4 What’s in a Megawatt?, Solar Energy Industries Association.